                  [LETTERHEAD OF GREEN TREE FINANCIAL CORP.]
 1100 Landmark Towers - 345 St. Peter Street - Saint Paul, Minnesota 55102-1639
                      (612) 293-3400 - Fax (612) 293-5746
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                                 NEWS RELEASE

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FOR IMMEDIATE RELEASE                        CONTACT:  Edward L. Finn
                                                       Chief Financial Officer
                                                       or
                                                       John A. Dolphin
                                                       Vice President
                                                       (612) 293-3400

             GREEN TREE FINANCIAL ANNOUNCES FOURTH QUARTER AND 1997
                RESULTS; COMPANY PLANS TO RESTATE 1996 EARNINGS

     SAINT PAUL, MINN., January 27, 1998 -- Green Tree Financial Corporation (NYSE: GNT) today announced its financial results for the quarter and year ended December 31, 1997.

     While the company's fundamental business outlook remains strong, these results were negatively affected by two factors: (1) the recent heightened volatility in the global credit markets, which increased credit spreads for virtually all issuers of fixed income securities; and (2) a supplemental reserve of $190 million taken in the fourth quarter. This reserve was taken as a result of a previously announced special review of the elements used in the valuation of Green Tree's interest only securities. In the course of that review, the company, in consultation with its independent auditors, determined that the carrying value of its interest only securities should be reduced by an additional $200 million in the audited financial statements for 1996, which are being restated accordingly.

     Excluding the supplement to reserves, net earnings for the fourth quarter were $100.5 million, or $.72 per common share. Including the impact of a supplement to reserves in the amount of $190 million on a pre-tax basis, the fourth quarter resulted in a net loss of $17.3 million, or ($.12) per share. For the full year of 1997, net earnings were $301.4 million and earnings per common share were $2.15.

     Lawrence M. Coss, chairman and chief executive officer, said, "It is certainly disappointing for Green Tree to be announcing the financial statement adjustments that have been made for 1996 and 1997. However, these adjustments should be viewed in the context of the extremely detailed and thorough review that has now been completed. Green Tree and its numerous stakeholders can now proceed with higher confidence in the operating and financial programs that have been implemented by the company to respond to higher loan prepayments that are an industry-wide phenomenon."

     Earnings per share for the fourth quarter, excluding the supplement to reserves, were below previous expectations of $.84 to $.94 primarily due to lower than expected interest rate spreads realized on the company's securitized asset sales in the period. Interest rate spreads were negatively affected by the increased volatility experienced in the global credit markets at the end of 1997, which increased credit spreads for


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

virtually all issuers of fixed income securities. Despite this volatility, Green Tree successfully issued a record $10.5 billion of securitized assets in a wide variety of asset classes during 1997, including $3.3 billion in the fourth quarter.

     Green Tree's total managed finance receivables ended 1997 at an all-time high of $28.0 billion, 39 percent higher than year-end 1996 managed receivables of $20.1 billion. This increase was generated by strong internal loan growth during the year, with consumer loan volumes increasing 45 percent to $10.5 billion and commercial loan volumes increasing 55 percent to $5.2 billion. At year-end, consumer managed receivables were $24.7 billion and commercial managed receivables were $3.3 billion. Gross operating cash flow amounted to $889 million in 1997, 53 percent more than the $582 million in gross operating cash flow generated in 1996. Net operating cash flow was $268 million in 1997 and $89 million in 1996.

     When the company announced on November 13, 1997 its plans to take a supplemental reserve addition to reduce the carrying value of its interest only securities, it disclosed that it was undertaking a special review of the systems, financial modeling and assumptions used in the valuation of this asset. During the course of that review, Green Tree, in consultation with its independent auditors, KPMG Peat Marwick LLP, determined that it had not fully considered the effect upon its interest only securities of partial prepayments (principal curtailments) and the impact that higher prepayments have on projected future interest due to investors on a weighted average basis.

     The adjustment which relates to the carrying value of the interest only securities as of December 31, 1996 will total $200 million, and the company will restate its 1996 earnings by this amount on a pre-tax basis. The adjustments for these items which relate to subsequent activity have been reflected in the 1997 reserve addition. The 1996 restatement will reduce the carrying value of the interest only securities as of December 31, 1996 from $1.157 billion to $957 million. The restated net earnings for 1996 are $184.7 million versus the $308.7 million previously disclosed, and restated earnings per share are $1.31 versus the $2.20 previously disclosed. The company is currently examining the impact on its financial statements from a reduction in the compensation paid to the company's chief executive officer for 1996 under a previous employment contract. The compensation earned under this contract was based on pre-tax income and therefore will be adjusted in accordance with the company's restated net earnings for that year.

     During the course of the same review and in light of the 1996 adjustment, the company, in consultation with its independent auditors, determined that the previously announced fourth quarter 1997 reduction in the carrying value of its interest only securities of $125 million to $150 million would take the form of a $190 million pre-tax earnings reduction and an offsetting pre-tax credit of $44 million to stockholders' equity, in accordance with the guidance provided by Statement of Financial Accounting Standards No. 125. At December 31, 1997, Green Tree's stockholders' equity was $1.32 billion.

     The Board of Directors of Green Tree has declared a quarterly cash dividend in the amount of $0.0875 per common share, payable on March 31, 1998, to shareholders of record on March 16, 1998. This represents Green Tree's 46th consecutive quarterly cash dividend. Under a previously announced stock repurchase program approved by its Board, Green Tree bought back 4,961,156 shares of its common stock in 1997, including 1,713,900 in the fourth quarter.

     Commenting on the outlook for Green Tree in 1998, Coss said, "Our plans call for solid growth in the level of managed receivables by year-end 1998, with the total surpassing $32 billion. We expect new finance volumes to exceed 1997 levels, balanced between manufactured housing, home equity/improvement, consumer lending, and commercial/equipment finance. Most importantly, we remain sharply focused on continuing our history of success in building a unique franchise position in the finance industry."


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

     As a result of certain accounting decisions described below, and adjusting for potentially higher funding costs compared to 1997, the company now expects earnings per share for 1998 to be in the $2.50 range. Nearly half of Green Tree's projected revenues of $1.4 billion in 1998 should come from recurring sources, and gross operating cash flow is expected to be approximately $1.0 billion.

     After careful consideration, Green Tree said that it will make certain changes in the assumptions used to record revenues from its loan securitization activities in 1998. In manufactured housing, the company's prepayment speed assumption will increase by 33 percent to 200% MHP (Manufactured Housing Prepayment). The company is hopeful that actual performance, however, will be in the 140% to 160% MHP range, the assumption previously used in recording these revenues. In support of this expectation, Gregory D. Aplin, president of manufactured housing, said, "The experience thus far from our refocused effort to reduce attrition in the portfolio has begun to produce the desired results. Repayment activity declined in both November and December, and we intend to sustain this trend over the course of 1998. The increase in points being collected and lower interest rates being offered by our loan origination network should also have a positive impact on future prepayment experience."

     In the fixed-rate home equity business, an increased prepayment speed assumption of 30% CPR (Constant Prepayment Rate) will be used. The company is hopeful that actual performance, however, will be in the 25% to 27% CPR range, the assumption previously used in recording these revenues. Bruce A. Crittenden, president of Green Tree Mortgage Services, said, "Since the launch of the home equity group in early 1996, we have been focused on building a unique retail platform to distribute non-conforming residential mortgage products. In 1998, we expect 80 percent of our finance volume to come through retail channels, including our leading dealer-based home improvement operation. This mix should have favorable consequences for both the economics of the overall business as well as for future prepayment experience."

     Green Tree's commercial, equipment and insurance operations will make an important contribution to cash flows in 1998. Jerry W. Britton, president of commercial lending, said, "Commercial managed receivables are expected to grow to $4.0 billion in 1998 from $3.3 billion at the end of 1997. The value of these collective businesses is substantial since they should generate over $100 million in pre-tax income in 1998, most of it in cash."

     Green Tree Financial Corporation is a leading diversified financial services company with nationwide operations serving customers in the consumer finance, commercial finance and insurance markets. With managed finance receivables of $28 billion, Green Tree is one of the largest multi-line finance companies in the United States. Founded in 1975, Green Tree has 5,700 employees at 200 company locations that work with over 20,000 retail dealers across the country as well as directly with consumers.

     Cautionary Statement Regarding Forward-Looking Statements: Certain information included in this press release may include "forward looking" information, as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). Such forward looking information may involve risks or uncertainties which are described in the Cautionary Statements contained in the Company's Form 8-K filed with the Securities and Exchange Commission on July 12, 1996. Investors are specifically referred to the Cautionary Statements for a discussion of factors which could affect the Company's operations and financial performance. Factors referenced in the Cautionary Statements include: prevailing economic conditions; ability to access capital resources; short-term interest rate fluctuations; the level of defaults and prepayments; competition; and regulatory changes. Any forward looking information is based upon management's reasonable estimate of future results or trends. The Company does not undertake, and the Act specifically relieves the Company from, any obligation to update any forward looking statements.


                               - tables follow -

                        GREEN TREE FINANCIAL CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                          Three Months Ended December 31       Year Ended December 31
                                        ----------------------------------  -----------------------------
                                              1997              1996             1997           1996
                                        ----------------  ----------------  --------------  -------------
INCOME:
 Gain on contract sales (Note 1)         $    4,457,000    $   42,523,000   $  546,828,000   $389,743,000
 Interest                                   107,608,000        62,615,000      370,569,000    215,315,000
 Service                                     28,855,000        20,530,000      109,253,000     73,263,000
 Commissions and other                       17,980,000        14,558,000       64,810,000     45,790,000
                                         --------------    --------------   --------------   ------------
                                            158,900,000       140,226,000    1,091,460,000    724,111,000
EXPENSES:
 Interest                                    49,522,000        24,588,000      160,882,000     70,050,000
 Cost of servicing                           27,659,000        14,824,000       88,740,000     53,022,000
 General and administrative (Note 2)        109,657,000       169,469,000      355,715,000    303,078,000
                                         --------------    --------------   --------------   ------------
                                            186,838,000       208,881,000      605,337,000    426,150,000

EARNINGS (LOSS) BEFORE
 INCOME TAXES                            (   27,938,000)    (  68,655,000)     486,123,000    297,961,000

INCOME TAXES                             (   10,616,000)    (  26,089,000)     184,727,000    113,225,000
                                         --------------    --------------   --------------   ------------

NET EARNINGS (LOSS)                      ($  17,322,000)   ($  42,566,000)  $  301,396,000   $184,736,000
                                         ==============    ==============   ==============   ============

EARNINGS (LOSS) PER SHARE                        ($ .12)           ($ .30)           $2.15          $1.31
                                         ==============    ==============   ==============   ============

WEIGHTED AVERAGE COMMON
 AND COMMON EQUIVALENT
  SHARES OUTSTANDING                        139,082,940       141,614,803      140,254,442    140,561,830


Note 1: Gain on Contract Sales for the three months and years ended December 31, 1997 and 1996 is shown net of supplemental additions to reserves of $190,000,000 and $200,000,000, respectively. In connection with the adoption of SFAS125, Gain on Contract Sales for the three months ended December 31, 1997 and 1996 is shown net of provision for losses of $119,567,000 and $99,585,000, respectively. For the years ended December 31, 1997 and 1996, Gain on Contract Sales is shown net of provision for losses of $426,205,000 and $351,743,000, respectively.

Note 2: Before the impact from a reduction in the compensation paid to the chief executive officer for 1996.


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

                        GREEN TREE FINANCIAL CORPORATION
                            ADDITIONAL INFORMATION:

BALANCE SHEET DATA - (Unaudited, $ millions)         12/31/97       9/30/97        12/31/96
--------------------------------------------------------------------------------------------
Total Assets                                         $  4,840        $  5,072       $  3,098
Contracts and Leases Held For Sale                   $  1,293        $  1,644       $  1,017
Long Term Debt                                       $    510        $    510       $    290
Stockholders' Equity (Note)                          $  1,315        $  1,479       $  1,121
Common Shares Outstanding                         134,583,828     136,142,528    137,731,706

Note: Before the impact from a reduction in the compensation paid to the chief executive officer for 1996.


MANAGED FINANCE RECEIVABLES ($ millions)             12/31/97       9/30/97         12/31/96
---------------------------------------------------------------------------------------------
Manufactured Housing                                 $ 18,005        $ 17,281        $ 14,786
Home Improvement/Home Equity                            4,849           4,105           2,246
Consumer/Retail                                         1,760           1,619             919
                                                     --------        --------        --------
   Subtotal - Consumer                               $ 24,614        $ 23,005        $ 17,951
Commercial/Equipment                                    3,343           2,920           2,122
                                                     --------        --------        --------
   Total                                             $ 27,957        $ 25,925        $ 20,073

CREDIT QUALITY (Dollar Basis as % of Mgd. Fin. Rec.) 12/31/97        9/30/97        12/31/96
---------------------------------------------------------------------------------------------
60+ Delinquency
---------------
Manufactured Housing                                     1.22%           1.18%           1.19%
Home Improvement/Home Equity                             0.88%           0.83%           0.85%
Consumer/Retail                                          1.24%           0.96%           0.94%
                                                     --------        --------        --------
 Subtotal - Consumer                                     1.15%           1.10%           1.13%
Commercial/Equipment                                     0.55%           0.52%           0.61%
                                                     --------        --------        --------
 Total                                                   1.08%           1.03%           1.08%

Net Credit Losses (annualized)
------------------------------
Manufactured Housing                                     1.15%           1.15%           0.76%
Home Improvement/Home Equity                             0.69%           0.63%           1.12%
Consumer/Retail                                          1.20%           0.96%           0.52%
                                                     --------        --------        --------
 Subtotal - Consumer                                     1.07%           1.06%           0.77%
Commercial/Equipment                                     0.75%           0.72%           0.44%
                                                     --------        --------        --------
 Total                                                   1.04%           1.02%           0.74%


                                            Three Months Ended Dec. 31,   Twelve Months Ended Dec. 31,
FINANCE VOLUME ($ millions)                     1997          1996            1997           1996
----------------------------------------------------------------------------------------------------------------
Manufactured Housing                         $  1,368        $  1,224       $  5,479       $  4,882
Home Improvement/Home Equity                    1,038             568          3,476          1,494
Consumer/Retail                                   366             205          1,511            836
                                             --------        --------       --------        -------
  Subtotal - Consumer                        $  2,772        $  1,997       $ 10,466        $ 7,212
Commercial/Equipment                            1,554             945          5,182          3,343
                                             --------        --------       --------        -------
  Total                                      $  4,326        $  2,942       $ 15,648        $10,555


SECURITIZED ASSET SALES ($ millions)         $  3,311        $  2,609       $ 10,525        $ 8,414


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